Exhibit 10.1

CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS

We, the undersigned, do hereby certify that at a meeting of the Board of Directors (the “Board”) of Simlatus Corporation, a corporation incorporated under the laws of the State of Nevada (the “Corporation”), duly held on February 15, 2019, at which said meeting no less than a majority of the directors were present and voting throughout, the following resolution, upon motions made, seconded and carried, was duly adopted and is now in full force and effect:

WHEREAS, the Board of Directors has determined that in the best interests of the company, the company will dismiss Victoria Boltrick as a Director and Employee. Chairman, Richard Hylen has expressed his desire to replace Victoria Boltrick with a more experienced individual with the needs of the company. Victoria Boltrick has agreed to being replaced, as well as has agreed to waive any/all accrued wages and Director Fees. Victoria will no longer be associated with the company either as a Director or an Employee.

WHEREAS, the Board of Directors has appointed Dusty Vereker as a Director of the company, and Vice President of Proscere Bioscience. Her employment contract allows an annual salary of $45,000 to be paid quarterly in either cash or stock. Her Director Agreement allows for fees associated with meetings and conferences.

NOW, THEREFORE, BE IT:

RESOLVED, the Board of Directors has dismissed Victoria Boltrick as a Director and Employee. Chairman, Richard Hylen has expressed his desire to replace Victoria Boltrick with a more experienced individual with the needs of the company. Victoria Boltrick has agreed to being replaced, as well as has agreed to waive any/all accrued wages and Director Fees. Victoria will no longer be associated with the company either as a Director or an Employee.

WHEREAS, the Board of Directors has appointed Dusty Vereker as a Director of the company, and Vice President of Proscere Bioscience. Her employment contract allows an annual salary of $45,000 to be paid quarterly in either cash or stock. Her Director Agreement allows for fees associated with meetings and conferences. Ms. Vereker has accepted the Director position and employee position respectively.

Dusty Vereker is 42 years old and has been a marketing professional for more than a decade. She is a seasoned manager with experience in directing sales for medium to large size corporations, where she earned her credit to increasing revenue. She brings 8 years experience in sales and 4 years experience in human resources. She is a graduate of Grossmont College, and served as an Administrative Instructor to the US Naval Sea Cadet Corps. Dusty will assist our team in growing sales for Proscere Bioscience, and implement an Oversight-Committee for the corporation.

RESOLVED, that any executive officer of the Corporation be, and hereby is, authorized, empowered and directed, from time to time, to take such additional action and to execute, certify and deliver to the transfer agent of the Corporation, as any appropriate and/or proper way to implement the provisions of the foregoing resolutions:

The undersigned, do hereby certify that we are members of the Board; that the attached is a true and correct copy of resolutions duly adopted and ratified at a meeting of the Board duly convened and held in accordance with its by-laws and the laws of the Corporation’s state of incorporation, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, we have hereunto set our hands as Members of the Board of Directors of the Corporation.

2/15/2019
Richard Hylen, Chairman and CEO	Date

2/15/2019
Baron Tennelle, Director	Date

2/15/2019
Victoria Boltrick, Director	Date